Exhibit No. 3.01c
New York State
Department of State
Division of Corporations, State Records
and Uniform Commercial Code
41 State Street
Albany, NY 12231
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
MONRO MUFFLER BRAKE, INC.
Under Section 805 of the New York Business Corporation Law
1. The name of the Corporation is Monro Muffler Brake, Inc.
The Corporation was formed under the name Midas Service Corporation, Inc.
2. The Certificate of Incorporation was filed with the Department of State on October 5, 1959.
3. The amendment effected by this Certificate of Amendment is as follows:
The first sentence of Section 4 of the Certificate of Incorporation is hereby amended to increase the aggregate number of shares which the Corporation shall have the authority to issue from 24,900,000 to 49,900,000 and the number of shares of Common Stock authorized from 20,000,000 to 45,000,000. Such amendment shall be effected by deleting the first sentence of Section 4 of the Certificate of Incorporation and in its place substituting the following:
     “4. The aggregate number of shares which the Corporation shall have the authority to issue is 49,900,000 shares, consisting of:
          (1) 45,000,000 shares of Common Stock, $.01 par value per share (the “Common Stock”);
          (2) 150,000 shares of Class C Convertible Preferred Stock, $1.50 par value per share (the “Class C Preferred Stock”); and
          (3) 4,750,000 shares of serial preferred stock, $.01 par value per share (the “Serial Preferred Stock”).”

4. The Certificate of Amendment was authorized by the vote of the board of directors followed by the vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders followed by the unanimous written consent of the Corporation’s Class C Convertible Preferred Stock.

/s/ Catherine D’Amico
Name:	Catherine D’Amico
Title:	Executive Vice President – Finance, Chief Financial Officer and Treasurer

/s/ John W. Van Heel
Name:	John W. Van Heel
Title:	Executive Vice President, Chief Administrative Officer and Secretary